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                                                                 EXHIBIT 5.1


                       [COOLEY GODWARD LLP LETTERHEAD]



                                October 27, 1997


Kentek Information Systems, Inc.
2945 Wilderness Place
Boulder, Colorado 80301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Kentek Information Systems, Inc. (the "Registrant") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 536,214 shares of the Registrant's Common Stock, $.01 par value, pursuant to the Registrant's 1992 Stock Option Plan (the "Plan") (the "Shares").

In connection with this opinion, we have (i) examined the Registration Statement and the related Prospectus, and (ii) reviewed the Registrant's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We also have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.
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Kentek Information Systems, Inc.
October 27, 1997
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We consent to the filing of this opinion as an exhibit to the Registration
Statement.

Very truly yours,

Cooley Godward LLP



By: /s/ James H. Carroll
   --------------------------
    James H. Carroll